EXHIBIT 2
GLOBAL SOURCES LTD. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In U.S. Dollars Thousands, Except Number of Shares and Per Share Data)

	At	At
	September 30	December 31
	2005	2004
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$54,971	$41,195
Available-for-sale securities	53,210	10,172
Accounts receivable, net	5,024	5,147
Receivables from sales representatives	6,696	3,407
Inventory of paper	1,036	750
Prepaid expenses and other current assets	7,108	2,926

Total Current Assets	128,045	63,597

Property and equipment, net	27,063	24,902
Long term investments	100	100
Bonds held to maturity, at amortized cost	695	666
Other assets	3,564	3,260

Total Assets	$159,467	$92,525

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$4,694	$4,798
Deferred income and customer prepayments	43,352	28,775
Accrued liabilities	6,274	5,921
Income taxes payable	442	384

Total Current Liabilities	54,762	39,878

Liabilities for incentive and bonus plans	467	467
Deferred income and customer prepayments – long term	3,571	1,420
Minority interest	5,896	4,910
Deferred tax liability	386	327

Total Liabilities	65,082	47,002

Shareholders’ equity:
Common shares, US$0.01 par value; 50,000,000 shares authorized; 34,853,435 (2004: 31,847,935) shares issued and outstanding	349	319
Additional paid in capital	127,285	86,373
Retained deficit	(25,733)	(34,577)
Less: Unearned compensation	(8,029)	(6,831)
Accumulated other comprehensive income	513	239

Total Shareholders’ Equity	94,385	45,523

Total Liabilities and Shareholders’ Equity	$159,467	$92,525

GLOBAL SOURCES LTD. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(In U.S. Dollars Thousands, Except Number of Shares and Per Share Data)

	Three months ended		Nine months ended
	September 30		September 30
	2005	2004	2005	2004
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Revenue:
Online and other media services (Note 1)	$24,835	$23,278	$71,504	$68,306
Exhibitions	403	281	7,961	7,636
Miscellaneous	123	124	398	379

	25,361	23,683	79,863	76,321
Operating Expenses:
Sales	8,627	7,682	24,932	22,717
Event production	141	37	1,933	1,938
Community	4,253	3,720	13,894	12,012
General and administrative	8,260	7,154	24,730	22,652
Online services development	1,040	998	3,012	3,106
Non-cash compensation expense (Note 2)	512	271	1,323	1,241
Amortization of software cost	296	369	1,006	1,107

Total Operating Expenses	23,129	20,231	70,830	64,773

Income from Operations	2,232	3,452	9,033	11,548

Interest income	405	81	794	136
Gain (loss) on sale of available-for-sale securities	249	(43)	557	590
Foreign exchange gains (losses), net	(257)	(59)	(78)	(62)

Income before Income Taxes	2,629	3,431	10,306	12,212
Income Tax Provision	(158)	(154)	(475)	(606)

Net Income before Minority Interest	$2,471	$3,277	$9,831	$11,606

Minority interest	$(150)	$(234)	$(987)	$(838)

Net Income	$2,321	$3,043	$8,844	$10,768

Retained deficit brought forward			$(34,577)	$(50,346)

Retained deficit carried forward			$(25,733)	$(39,578)

Basic net income per share	$0.07	$0.10	$0.26	$0.34

Shares used in basic net income per share calculations	34,853,435	31,847,935	33,951,168	31,846,632

Diluted net income per share	$0.07	$0.10	$0.26	$0.34

Shares used in diluted net income per share calculations	34,933,311	31,898,180	34,055,923	31,937,696

Note : 1.	Online and other media services consists of:

	Three months ended		Nine months ended
	September 30		September 30
	2005	2004	2005	2004
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Online services	$13,954	$13,100	$40,383	$39,022
Print services	10,881	10,178	31,121	29,284

	$24,835	$23,278	$71,504	$68,306

Note : 2.	Reflects the non-cash compensation expenses associated with the employee equity compensation plans and Directors Purchase Plan. Non-cash compensation represents the following categories of expenses:

	Three months ended		Nine months ended
	September 30		September 30
	2005	2004	2005	2004
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Sales	$128	$59	$310	$308
Community	22	11	76	58
General and administrative	305	112	674	645
Online services development	57	89	263	230

	$512	$271	$1,323	$1,241

GLOBAL SOURCES LTD. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In U.S. Dollars Thousands, Except Number of Shares and Per Share Data)

	Nine months ended September 30
	2005	2004
	(Unaudited)	(Unaudited)
Cash flows from operating activities:
Net income	$8,844	$10,768
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	2,887	2,997
Accretion of U.S. Treasury strips zero % coupons	(29)	(44)
Profit on sale of equipment	(10)	(1)
Property and Equipment written off	31	18
Gain on sale of available-for-sale securities	(557)	(590)
Interest income on available-for-sale securities	(601)	(56)
Bad debt expense	32	37
Non-cash compensation expense	1,323	1,241
Income attributable to minority shareholder	987	838

	12,907	15,208
Changes in assets and liabilities:
Accounts receivables	91	43
Receivables from sales representatives	(3,289)	1,014
Inventory of paper	(286)	21
Prepaid expenses and other current assets	(4,182)	(2,317)
Long term assets	(304)	(2,069)
Accounts payable	(104)	577
Accrued liabilities and liabilities for incentive and bonus plans	353	(251)
Deferred income and customer prepayments	16,728	2,124
Tax liability	116	(258)

Net cash provided by operating activities	22,030	14,092

Cash flows from investing activities:
Purchase of property and equipment	(5,080)	(9,038)
Proceeds from sales of equipment	11	2
Proceeds from matured bonds	-	123
Net (purchase) sale of available-for-sale securities	(41,606)	22,737

Net cash generated from (used for) investing activities	(46,675)	13,824

Cash flows from financing activities:
Proceeds from the issue of common shares, net of share issue expenses	38,303	-
Amount received towards directors purchase plan	118	92

Net cash generated from financing activities	38,421	92

Net increase in cash and cash equivalents	13,776	28,008
Cash and cash equivalents, beginning of the period	41,195	26,227

Cash and cash equivalents, end of the period	54,971	54,235

Supplemental cash flow disclosures:
Income tax paid	$358	$864